DYNAVAX DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Amy Figueroa

Investor Relations and Corporate Communications Phone: (510) 665-7211 Email: afigueroa@dynavax.com

DYNAVAX APPOINTS FRANCIS R. CANO, PH.D. TO BOARD OF DIRECTORS

BERKELEY, CA – November 5, 2009 – Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that Francis R. Cano, Ph.D. has been appointed to Dynavax’s Board of Directors effective November 3, 2009.

“A recognized scientific leader in vaccines and infectious diseases, Francis brings unique expertise and broad experience in research, development, and commercialization to Dynavax,” commented Arnold L. Oronsky, Ph.D., Chairman of the Board of Directors of Dynavax. “Francis will provide valuable perspective as Dynavax advances its plans for its Phase 3 hepatitis B vaccine and pipeline products.”

Dr. Cano is President and Founder of Cano Biotech Corp., a consulting firm focusing on the vaccine business. Previously, Dr. Cano was President and Chief Operating Officer for Aviron, which was later acquired by MedImmune in 2001. As a Co-Founder of Aviron, he completed two rounds of venture financing, a licensing agreement with SmithKline Biologicals, and in-licensed Flu-Mist influenza vaccine from the National Institutes of Health. For 21 years, Dr. Cano worked with the Lederle Laboratories Division of American Cyanamid, most recently as Vice President and General Manager of the Biologicals unit.

He earned a Ph.D. in Microbiology from Pennsylvania State University, served as a Research Associate at Rutgers Institute of Microbiology, and holds a M.S. in Microbiology and a B.S. in Biology from St. John's University.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV(TM), a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

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